EXHIBIT 10.74

THIRD AMENDMENT AND RATIFICATION
TO PURCHASE AND SALE OF MEMBERSHIP INTERESTS AGREEMENT

THIS THIRD AMENDMENT AND RATIFICATION TO PURCHASE AND SALE OF MEMBERSHIP INTERESTS AGREEMENT (this “Amendment”) is dated as of December 8, 2014, by and among PKY SUSP, LLC, a Delaware limited liability company (“Seller”) and Banyan Street/GAP SUSP Mezz Holdings, LLC, a Delaware limited liability company (“Purchaser” and each Seller and Purchaser shall each be a “party” and collectively the “parties”).

RECITALS
A.    Seller and Banyan Street/GAP SUSP Holdings, LLC entered into that certain Purchase and Sale of Membership Interests Agreement dated October 5, 2014, that certain Amendment and Ratification to Purchase and Sale of Membership Interests Agreement dated October 29, 2014 and certain Second Amendment and Ratification to Purchase and Sale of Membership Interests Agreement dated November 20, 2014 (collectively and as assigned from Banyan Street/GAP SUSP Holdings, LLC to Banyan Street/GAP SUSP Mezz Holdings, LLC, the “Agreement”).
B.    Seller and Purchaser desire to amend the Agreement as more particularly set forth in this Amendment.
NOW THEREFORE, for and in consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties amend the Agreement as follows:

1.    Recitals; Defined Terms. The above recitals are true and correct and incorporated in this Amendment by reference. Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Agreement.

2.    Deerfield One. Notwithstanding anything to the contrary, including Section 5.1 of the Agreement, Purchaser acknowledges and agrees that at Closing Banyan Street/GAP Deerfield One Owner, LLC (the “Deerfield Sub”) will not own (a) the approximately 1.85 acres of real property described in that certain Quit Claim Deed from Crescent Brookdale Associates, LLC to Crescent Resources, LLC recorded in Deed Book 39042, page 434 of the real property records of Fulton County, Georgia, and (b) the approximately 0.03 acres of real property described in the deed recorded in Deed Book 26228, Page 40 of the real property records of Fulton County, Georgia (collectively, the “Less and Except Real Property”). Purchaser further acknowledges and agrees, notwithstanding anything to the contrary, including Section 5.1 of the Agreement, that Seller shall be entitled in its sole and absolute discretion to accept (or not to accept) pursuant to the SUSP I PSA the Deed, Title Commitment and Survey in favor of the Deerfield Sub with the Less and Except Real Property as a Permitted Exception or to accept the Deed, Title Commitment and Survey in favor of the Deerfield Sub with a legal description other than the legal description set forth on Exhibit A-6 of the SUSP I PSA, so long as such legal description reasonably describes the real property that Deerfield One Owner Corp. actually owns in a manner that is acceptable to the Title Company and Commonwealth in order to issue a title policy to Deerfield Sub insuring its ownership of the real property that Deerfield One Owner Corp. actually owns as of the date hereof.

3.    Section 8.7 of the Agreement. Notwithstanding anything in the Agreement to the contrary, including Section 8.7 of the Agreement, Purchaser acknowledges and agrees that Seller shall be entitled, in its sole and absolute discretion, to elect to (or to elect not to) amend the SUSP I PSA to amend the legal description of Deerfield One in Exhibit A-6 of the SUSP I PSA, so long as such amended legal description reasonably describes the real property that Deerfield One Owner Corp. actually owns in a manner that is acceptable to the Title Company and Commonwealth in order to issue a title policy to Deerfield Sub insuring its ownership of the real property that Deerfield One Owner Corp. actually owns as of the date hereof. Additionally, if Seller does so elect to amend the SUSP I PSA to amend the legal description of Deerfield One in Exhibit A-6 of the SUSP I PSA, Purchaser further acknowledges and agrees that Seller shall be entitled to amend the SUSP I PSA in any other manner in connection therewith in its reasonable discretion, so long as such amendment does not materially and adversely affect the Memberships Interests or the Properties.

4.    Section 9.1 of the Agreement. The first sentence of Section 9.1 of the Agreement shall be deleted in its entirety and replaced with the following:

The obligations of Seller under this Agreement to sell the Membership Interests and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Conditions Deadline, except to the extent that any of such conditions may be waived by Seller in writing at or prior to the Closing Conditions Deadline in Seller’s sole and absolute discretion. The term “Closing Conditions Deadline” shall mean later of: (a) 10:30 am eastern time on the Outside Closing Date, or (b) the date and time that: (i) Seller shall have satisfied the conditions expressly set forth in Section 9.2.1 and 9.2.3 of the Agreement, and SUSP I PSA Sellers have satisfied the conditions expressly set forth in Section 9.2.1 and 9.2.3 of the SUSP I PSA, and (ii) Seller shall have delivered the documents and instruments set forth in Section 10.1 of the Agreement to Escrow Agent to be held in escrow, and SUSP I Sellers shall have delivered the documents and instruments set forth in Section 10.1 of the SUSP I PSA to Escrow Agent to be held in escrow. Notwithstanding anything to the contrary herein, in the event that Purchaser fails to fund the Balance of the Purchase Price on or before the Closing Conditions Deadline, and the Deposit (as defined in Section 2.1.1 of the SUSP I PSA) (the “SUSP I Deposit”) is returned to Seller for any reason, in whole or in part, then the Seller shall promptly return to Purchaser the Returned Deposit Amount. The term “Returned Deposit Amount” shall mean: (i) if Seller received the entire SUSP I Deposit, the entire Deposit less 29% of any actual and reasonable costs incurred by Seller to collect the SUSP I Deposit, or (ii), if Seller received less than the whole SUSP I Deposit, an equivalent percentage of the Deposit as the percentage of the SUSP I Deposit that was actually received by Seller, less 29% of any actual and reasonable costs that Seller incurred to collect the SUSP I

Deposit. Further, notwithstanding anything to the contrary herein, in the event that Purchaser fails to fund the Balance of the Purchase Price on or before the Closing Conditions Deadline, and Seller elects to proceed to consummate the Closing (as defined in the SUSP I PSA) under the SUSP I PSA, then the Purchaser shall have the right at any time prior to 5:00 pm on the Outside Closing Date to tender the Balance of the Purchase Price and compel the Closing (as defined in this Agreement) under this Agreement so long as Purchaser: (a) is otherwise in compliance with all terms of the Agreement (other than the Closing Conditions Deadline), and (b) in addition to all other sums due pursuant to the Agreement, including the Balance of the Purchase Price, Purchaser shall pay to Seller all of Seller’s actual costs and expenses in connection with obtaining financing to consummate the Closing (as defined in the SUSP I PSA) under the SUSP I PSA, including but not limited to all loan fees and costs, interest fees and costs, reasonable attorney’s fees and costs in connection with the loan and all securities reporting requirements in connection therewith, and recording fees, documentary stamp taxes and intangible taxes on the note and mortgage, to the extent actually paid.

5.    Credit. Notwithstanding clause (iv) of the second sentence of Section 4.6 or the first sentence of Section 4.7.1 of the Agreement, Purchaser shall only be required to provide a credit to Seller at Closing for that portion of the Purchaser TI Expenditures and Seller legal fees that, when added together, collectively are in excess of $700,000.00.

6.    Publication and Confidentiality. Prior to Closing, neither Purchaser nor Seller shall disclose the terms of this Amendment or the negotiations leading hereto, or issue any press release or other information to the public regarding the transaction contemplated herein, except as may be expressly approved in writing in advance by the other party hereto. Notwithstanding the foregoing, either party shall be permitted to make such disclosures solely to the extent as are required in order to avoid a violation of applicable law, including the securities laws and laws relating to financial reporting, in which case the party required to make the disclosure shall allow the other party reasonable time to comment on such release or announcement in advance of such public disclosure. Purchaser specifically acknowledges that Parkway Properties, Inc., an affiliate of Seller, is a publicly traded company on the New York Stock Exchange and is subject to the listing requirements thereof, as well as the reporting requirements of the United States Securities and Exchange Commission. Purchaser acknowledges and agrees not to discuss this Amendment or any of the Properties with the SUSP I PSA Sellers or any of the SUSP I PSA Sellers agents, affiliates or employees without Sellers prior written consent. This Section 6 shall survive Closing.

7.    Effectiveness of Amendment. Upon the execution and delivery hereof, the Agreement shall be deemed to be amended and/or restated as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action heretofore taken under the Agreement.

8.    Miscellaneous.

(a)The terms of Sections 15.1 to 15.9 (inclusive), 15.10 (solely as it relates to changes or modifications) and 15.11 of the Agreement shall apply to this Amendment mutatis mutandis, as applicable

(b)Except as modified by this Amendment, all terms and conditions of the Agreement shall remain unmodified and in full force and effect.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

The parties hereto have executed this Amendment effective as of the date set forth above.

PURCHASER:

BANYAN STREET/GAP SUSP MEZZ HOLDINGS,     LLC,a Delaware limited liability company

By:     /s/ Rodolfo Prio Touzet
Name: Rodolfo Prio Touzet
Title: President

SELLER:

PKY SUSP, LLC,
a Delaware limited liability company

By:     /s/ David R. O'Reilly
Name: David R. O'Reilly
Title: Executive Vice President and Chief Financial
Officer

By:     /s/ Jeremy R. Dorsett
Name: Jeremy R. Dorsett
Title: Executive Vice President and General
Counsel